Exhibit 99.1

Devon Energy Corporation 333 West Sheridan Avenue Oklahoma City, OK 73102-5015

Devon Energy Reports Second-Quarter 2024 Results and Declares Quarterly Dividend

OKLAHOMA CITY – Aug. 6, 2024 – Devon Energy Corp. (NYSE: DVN) today reported financial and operational results for the second-quarter 2024. Supplemental financial tables and forward-looking guidance are available on the company’s website at www.devonenergy.com.

KEY FINANCIAL AND OPERATIONAL HIGHLIGHTS

•	Net earnings of $844 million, or $1.34 per diluted share; core earnings of $885 million, or $1.41 per diluted share

•	Second quarter oil production reached an all-time high of 335,000 barrels per day, exceeding guidance by 3 percent

•	Delivered second quarter operating cash flow of $1.5 billion and free cash flow of $587 million

•	Strengthened the balance sheet with cash balances reaching $1.2 billion

•	Declared fixed-plus-variable dividend payout of $0.44 per share based on second quarter results

•	Repurchased 5.2 million shares of common stock at a total cost of $256 million in the second quarter

•	Raised full-year 2024 production outlook for second consecutive quarter

•	Board of directors increased share-repurchase authorization by 67 percent to $5 billion

•	Announced strategic acquisition on July 8, enhancing scale and transforming Williston Basin business

CEO PERSPECTIVE

“Devon delivered a strong second quarter driven by record oil production and effective cost management,” said Rick Muncrief, president and CEO. “Our outstanding operational performance was highlighted by excellent well productivity in the Delaware. We also saw improved cycle times across the entire company, setting multiple drilling and completion records.

“Based on our solid performance for the first half of 2024, we now expect our full-year 2024 production guidance to be 5 percent higher than our original outlook. This improved production outlook coupled with our disciplined capital plan strengthens our free cash flow generation capabilities.

“In July, we took an important step to further strengthen the quality and depth of our portfolio with the acquisition of Grayson Mill in the Williston Basin. These assets are an excellent addition to Devon, expanding our oil production, project inventory and operating scale.

“Importantly, as a result of our improved outlook and recent acquisition, we expanded our share-repurchase authorization by 67 percent to $5 billion. This upsized program provides us additional runway to further compound per-share growth as we continue to execute on the tenets of our disciplined business model,” Muncrief added.

FINANCIAL RESULTS

Devon reported net earnings of $844 million, or $1.34 per diluted share, in the second quarter of 2024. Adjusting for items analysts typically exclude from estimates, the company’s core earnings were $885 million, or $1.41 per diluted share.

Devon’s operating cash flow totaled $1.5 billion in the second quarter, a 9 percent increase versus the year-ago period. The company funded its capital requirements and had $587 million of free cash flow for the quarter.

The company’s investment-grade financial position continued to strengthen in the second quarter with cash balances reaching $1.2 billion. Devon exited the quarter with outstanding debt of $6.1 billion and a net debt-to-EBITDAX ratio of 0.6 times.

RETURN OF CAPITAL

Based on the second quarter financial performance, Devon declared a fixed-plus-variable dividend of $0.44 per share, payable on Sept. 30, 2024, to shareholders of record at the close of business on Sept. 13, 2024. The dividend payout consists of the fixed dividend at $0.22 per share and a variable distribution of $0.22 per share.

The company also returned capital to shareholders through the continued execution of its share repurchase program. In the second quarter, Devon repurchased 5.2 million shares at a total cost of $256 million. Since program inception in late 2021, the company has repurchased 54.7 million shares, at a total cost of $2.7 billion.

Given this substantial progress and the expected free cash flow accretion from the recent Grayson Mill acquisition, the company has increased its share-repurchase authorization by 67 percent to $5 billion. The expanded authorization extends through mid-year 2026.

OPERATING RESULTS

Devon’s capital activity in the second quarter averaged 22 operated drilling rigs and 6 completion crews across its asset portfolio. This level of activity resulted in 114 gross operated wells being placed online, with an average lateral length of 9,300 feet.

Upstream capital spending in the second quarter totaled $828 million. This level of investment was below guidance expectations and represents a 14 percent decrease in upstream spending compared to the second quarter of 2023. Midstream, carbon and corporate capital totaled $62 million in the quarter. The company also executed $81 million in multiple leasehold transactions across its portfolio, including the Delaware Basin.

Devon’s oil production in the second quarter reached an all-time high of 335,000 barrels per day, exceeding guidance by 3 percent. Total companywide production averaged 707,000 oil-equivalent barrels (Boe) per day in the second quarter. This represents a 7 percent increase in production compared to the year-ago period.

Devon’s growth in the second quarter was driven by its Delaware Basin asset, which accounted for 65 percent of companywide volumes at 461,000 Boe per day. This production result represents a growth rate of 5 percent quarter-over-quarter, driven by 62 gross operated wells being placed online during the quarter.

Additionally, the company achieved notable operational efficiencies year-to-date in the Delaware. Drilled and completed feet per day metrics improved 12 percent and 6 percent year-to-date compared to 2023, respectively.

Production costs, including taxes, averaged $12.25 per Boe in the second quarter, a decline of 1 percent from the prior period. This low-cost structure, coupled with the benefits of higher commodity prices, expanded field-level cash margins by 6 percent year-over-year to $31.19 per Boe.

2024 OUTLOOK

Devon is raising its full-year 2024 production forecast for the second time this year to a range of 677,000 to 688,000 Boe per day. The updated volume outlook is due to better-than-expected well performance year-to-date and improving cycle times. The company maintains its full-year capital range of $3.3 billion to $3.6 billion but expects to be in the upper half due to efficiency gains bringing activity forward.

In the third quarter, Devon expects capital spending to approximate $900 million, and its oil production to average 319,000 to 325,000 barrels per day.

Devon will provide updated forward-looking guidance for 2024 following the closing of the Grayson Mill transaction.

Additional details of Devon’s forward-looking guidance for the third quarter and full-year 2024 are available on the company’s website at www.devonenergy.com.

STRATEGIC ACQUISITION IN THE WILLISTON BASIN

On July 8, 2024, Devon announced that it had entered into a definitive purchase agreement to acquire the Williston Basin business of Grayson Mill Energy in a transaction valued at $5 billion, consisting of $3.25 billion of cash and $1.75 billion of stock to the seller.

The acquisition will add a high-margin production mix that positions Devon as one of the largest oil producers in the U.S. upon closing of the transaction. The acquisition will also transform the company’s Williston Basin business, with the addition of 307,000 net acres and approximately 100,000 Boe per day. The transaction is subject to customary terms and conditions and is expected to close by the end of the third quarter of 2024.

CONFERENCE CALL WEBCAST AND SUPPLEMENTAL EARNINGS MATERIALS

Also provided with today’s release is the company’s detailed earnings presentation that is available on the company’s website at www.devonenergy.com. The company’s second-quarter conference call will be held at 10:00 a.m. Central (11:00 a.m. Eastern) on Wednesday, Aug. 7, 2024, and will serve primarily as a forum for analyst and investor questions and answers.

ABOUT DEVON ENERGY

Devon Energy is a leading oil and gas producer in the U.S. with a premier multi-basin portfolio headlined by a world-class acreage position in the Delaware Basin. Devon’s disciplined cash-return business model is designed to achieve strong returns, generate free cash flow and return capital to shareholders, while focusing on safe and sustainable operations. For more information, please visit www.devonenergy.com.

Investor Contacts	Media Contact
Rosy Zuklic, 405-552-7802	Michelle Hindmarch, 405-552-7460
Chris Carr, 405-228-2496

NON-GAAP DISCLOSURES

This press release includes non-GAAP (generally accepted accounting principles) financial measures. Such non-GAAP measures are not alternatives to GAAP measures, and you should not consider these non-GAAP measures in isolation or as a substitute for analysis of results as reported under GAAP. Reconciliations of these non-GAAP measures and other disclosures are provided within the supplemental financial tables that are available on the company’s website and in the related Form 10-Q filed with the Securities and Exchange Commission (the “SEC”).

FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the federal securities laws. Such statements include those concerning strategic plans, our expectations and objectives for future operations, as well as other future events or conditions, and are often identified by use of the words and phrases “expects,” “believes,” “will,” “would,” “could,” “continue,” “may,” “aims,” “likely to be,” “intends,” “forecasts,” “projections,” “estimates,” “plans,” “expectations,” “targets,” “opportunities,” “potential,” “anticipates,” “outlook” and other similar terminology. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Devon expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Consequently, actual future results could differ materially and adversely from our expectations due to a number of factors, including, but not limited to: the volatility of oil, gas and NGL prices; uncertainties inherent in estimating oil, gas and NGL reserves; the extent to which we are successful in acquiring and discovering additional reserves; the uncertainties, costs and risks involved in our operations; risks related to our hedging activities; our limited control over third parties who operate some of our oil and gas properties; midstream capacity constraints and potential interruptions in production, including from limits to the build out of midstream infrastructure; competition for assets, materials, people and capital; regulatory restrictions, compliance costs and other risks relating to governmental regulation, including with respect to federal lands, environmental matters and seismicity; climate change and risks related to regulatory, social and market efforts to address climate change; governmental interventions in energy markets; counterparty credit risks; risks relating to our indebtedness; cybersecurity risks; risks relating to global pandemics; the extent to which insurance covers any losses we may experience; risks related to shareholder activism; our ability to successfully complete mergers, acquisitions and divestitures; our ability to pay dividends and make share repurchases; and any of the other risks and uncertainties discussed in Devon’s 2023 Annual Report on Form 10-K (the “2023 Form 10-K”) or other filings with the SEC.

The forward-looking statements included in this press release speak only as of the date of this press release, represent management’s current reasonable expectations as of the date of this press release and are subject to the risks and uncertainties identified above as well as those described elsewhere in the 2023 Form 10-K and in other documents we file from time to time with the SEC. We cannot guarantee the accuracy of our forward-looking statements, and readers are urged to carefully review and consider the various disclosures made in the 2023 Form 10-K and in other documents we file from time to time with the SEC. All subsequent written and oral forward-looking statements attributable to Devon, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. We do not undertake, and expressly disclaim, any duty to update or revise our forward-looking statements based on new information, future events or otherwise.

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